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EXHIBIT 21.1

     SUBSIDIARIES OF UNITED DEFENSE INDUSTRIES, INC.

UDLP HOLDINGS CORP., a Delaware corporation

UNITED DEFENSE, L. P., a Delaware limited partnership

  Its Subsidiaries:

     UDLP International, Inc., a Delaware corporation

     UD United Defense International Sales Corp., a Barbados corporation

     UDLP Overseas Limited, a Delaware corporation

     UDLP Components, Limited, a Bermuda corporation

BARNES & REINECKE, INC., a Delaware corporation

BOFORS DEFENCE(f/k/a BOFORS WEAPON SYSTEMS AB), a limited company incorporated under the laws of Sweden